EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements: (a) (Form S-3 No. 333-127955), as amended, of HomeBanc Corp. pertaining to the shelf registration of up to $500,000,000 of certain securities of HomeBanc Corp., (b) (Form S-3 No. 333-135337) of HomeBanc Corp. pertaining to the Dividend Reinvestment and Stock Purchase Plan, (c) (Form S-8 No. 333-117363) pertaining to securities offered to employees under the Long-Term Incentive Plan, (d) (Form S-8 No. 333-124085) pertaining to securities offered to employees under the 401(k) Retirement Plan of HomeBanc Corp., and (e) (Form S-8 No. 333-135191) pertaining to securities offered to employees under the Amended and Restated 2004 Long-Term Incentive Plan, of our reports dated March 12, 2007, with respect to the consolidated financial statements and schedule of HomeBanc Corp. and subsidiaries, HomeBanc Corp. and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of HomeBanc Corp. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young

Atlanta, Georgia

March 12, 2007